Exhibit 99.1
PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893

For Immediate Release

Contact:     Albert W. Ondis, CEO                                                                                                                                 May 19, 2009
 Joseph P. O’Connell, CFO
Astro-Med, Inc.
Tel: 800-343-4039

Astro-Med Reports Fiscal 2010 First Quarter Financial Results;
Directors Declare Quarterly Cash Dividend

WEST WARWICK, RI -- May 19, 2009 -- Astro-Med, Inc. (NASDAQ:ALOT), reports sales of $14,677,000 and a net loss of $231,000 equal to $0.03 per diluted share for the First Quarter ended May 2, 2009. During the comparable period of the prior year, the Company reported sales of $18,688,000 and net income of $897,000, equal to $0.12 per diluted share. Unfavorable foreign currency exchange rates reduced First Quarter sales by approximately $743,000 or 5.1% when compared to the prior year.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, stated: “We are disappointed but not surprised with the First Quarter results. As was evident during the second half of our previous fiscal year, we are experiencing the adverse effects of this global recession in all of our markets and in all of our product lines. Although customer interest in our advanced products is extremely high, companies are reluctant to make capital equipment purchases. Additionally, they are purchasing consumable products such as label supplies in order to satisfy immediate needs only, with no provision to stock a supply for future use. We believe these purchasing patterns will continue until there are clear signs that the global recession is abating. Meanwhile, we are maintaining a very high level of marketing and sales activity, customer support, new product development, and are poised for a fast recovery.

"The Company’s balance sheet at the end of the Quarter is quite healthy. Our cash and investment balances are $22,475,000, reflecting an increase of $370,000 from the prior year end; we improved the current ratio from 6.1:1 to 6.4:1; we remain free of any debt obligation; and we retain a book value of $7.19 per share.”

On May 19, 2009, the Directors of Astro-Med declared the regular quarterly cash dividend of 6 cents per share, payable on July 1, 2009 to shareholders of record on June 12, 2009.

First Quarter Conference Call to be Held Wednesday, May 20th

The First Quarter conference call will be held on Wednesday, May 20, 2009, at 11:00 AM EDT.  It will be broadcast in real time on the Internet through the investing section of our website. We invite you to log on and listen in real time on May 20th, or to participate in the conference call by dialing 877-941-1466 and referencing ID number 4063299.  Following the live broadcast, an audio webcast of the call will be available for ten days at www.Astro-Medinc.com.  A conference call replay will also be available for ten days by dialing 800-406-7325 reference ID number 4063299.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

ASTRO-MED, INC.

Condensed Consolidated Statements of Operations
in Thousands Except for Per Share Data
(Unaudited)

	Three Months Ended May 2, 2009		Three Months Ended May 3, 2008
Net Sales		$14,677	$18,688

Gross Profit		5,813	8,188
		39.6%	43.8%
Operating Expenses:
Selling and Marketing		3,883	4,421
Research & Development		1,228	1,226
General and Administrative		1,162	1,246
		6,273	6,893

Operating Income (Loss)		(460)	1,295
		(3.1%)	6.9%

Other, Net		105	176

Income (Loss) Before Taxes		(355)	1,471

Income Tax Provision (Credit)		(124)	574

Net Income (Loss)	$	(231)	$897

Net Income (Loss) Per Share – Basic	$	( .03)	$0.13
Net Income (Loss) Per Share – Diluted	$	( .03)	$0.12

Weighted Average Number of Common Shares - Basic		7,087	6,936
Weighted Average Number of Common Shares - Diluted		7,087	7,444
Dividends Declared Per Common Share		$0.06	$0.06

Selected Balance Sheet Data
in Thousands

	As of May 2, 2009 (Unaudited)	As of January 31, 2009
Cash & Marketable Securities (1)	$22,475	$22,104

Current Assets	$47,818	$48,023

Total Assets	$61,689	$62,155

Current Liabilities	$7,494	$7,904

Shareholders’ Equity	$51,404	$51,471
.                     (1)  Including long term investments

Safe Harbor Statement
This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2009 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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